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                                                                    Exhibit 10.9


                              EMPLOYMENT AGREEMENT

                                  DRAFT [SIC]

         This Employment Agreement ("Agreement") is made and entered into as of June 30, 1998 by and between Tropicraft a Florida Corporation (the "Company"), and Peter Villella (the Executive).

                                    RECITALS

         The Executive is currently employed as Vice President of Tropicraft, Inc., a Division of Winston Furniture Company, Inc.

         The Executive possesses inmate knowledge of the business and affairs of the Predecessor, its policies, methods and personnel.

         The Company recognizes that the Executive has contributed to the growth and success of the Predecessor, and desires to assure the Executive's employment by the Company following the Merger and to compensate him therefore pursuant to this Agreement.

         The Executive is willing to make has services available to the Company on the terms and conditions hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

         1.       EMPLOYMENT.

                  1.1 General. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

                  1.2 DUTIES OF EXECUTIVE. During the term of this agreement, the Executive shall serve as Vice President of the Company, shall diligently perform all services as may be assigned to him by the Company's President and Chief Executive Officer and/or the Company's Board of Directors or any authorized Committee of the Board of Directors (the full Board or such Committee, as the case any be, is referred to herein as the "Board"), and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company.

         2.       TERM.

                  2.1 TERM. The term of this Agreement, and the employment of the Executive hereunder, shall commence on the date of closing of the anticipated stock purchase acquisition of




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Tropic Craft, Inc. by Winston furniture Company of Alabama, Inc., and shall continue for a period of sixty months (5 years) unless sooner terminated by mutual agreement or in accordance with Article 5, "Termination." In the event this agreement is terminated prior to the expiration of its initial sixty month (5 year) term, the Company shall have no further obligation to the Executive of any nature whatsoever, or for any reason except as specifically set forth in
Article 5 and the executive shall have no further obligation to the company, except as set forth in Article 6, "Restrictive Covenants."

         3.       COMPENSATION.

                  3.1 BASE SALARY. The Executive shall receive a base salary at the annual rate of not less than $150,000.00 (the "Base Salary") during the Term of this Agreement, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary may be adjusted annually to reflect, at a minimum, any increase from the previous year in the national Consumer Price Index. The Base Salary shall also be reviewed, at least annually, for merit increases and may, by action and in the discretion of the Board, be increased at any time or from time to time. The Base Salary, if so increased, shall not thereafter be decreased for any reason. Additionally, $7,000 added per annum for car allowance - $7,000 not considered in Bonus calculation.

                  3.2      INCENTIVE COMPENSATION.

                           (a) In addition to the Base Salary, the Executive
shall be entitled to receive annual incentive compensation ("Incentive Compensation"), in the amount determined pursuant to the Section 3.2, for each fiscal year ending during the term of this Agreement for which the Company has Operating Earnings (as hereafter defined) of at least Seventy five percent (75%) of the Target Earnings (as hereinafter defined) of the Company for such year. For purposes of this Section 3.2, "Operating Earnings" shall mean the consolidation operating earnings of the Company as determined in accordance with generally accepted accounting principals ("GAAP"), consistently applied with the Company's past practices, provided, however, that such Operating Earnings shall not reflect (i.e., shall not be reduced by) any amortization of goodwill. The determination of Operating Earnings made by the Company shall be final and binding on the parties to this Agreement. For purposes of this Section 3.2, the
"Target Earnings" for fiscal 1998 is $                         , and the
"Target earnings" or each subsequent year shall be determined by the Compensation Committee of the Board of Directors. The Compensation Committee shall have the right to modify, at any time and in its sole discretion, any previously established "Target Earnings" for reasons such as, but not limited to, any acquisition, disposition, merger, reorganization, liquidation, dissolution or other transaction involving the Company or any of its subsidiaries, or other extraordinary or significant events or changes in circumstances relating to the company or any of its subsidiaries, businesses or operations.

                           (b) The amount of the Executive's Incentive
Compensation for each fiscal year shall be determined as follows:

                                    I. If the Operating Earnings for the year do
not exceed the Target Earnings for one year, the Incentive Compensation shall be calculated by (A) multiplying


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(I) forty percent (40%) of the Executive's Base Salary for the year (the
"Maximum Bonus") by (ii) the remainder of (w) the fraction obtained by dividing
the Operating Earnings by the Target Earnings less (x) 0.           , and then
(B) multiplying the resulting product by two (2), then adding      % of the
Maximum Bonus; provided, however, that in no event shall the Incentive Compensation for any year exceed the Maximum Bonus.

                                    II. If the Operating Earnings for the first
year exceed the Target Earnings for the year, the Incentive Compensation shall be calculated by (A) multiplying (1) the maximum Bonus by (ii) the remainder of
(y) the fraction obtained by dividing the Operating Earnings by the Target Earnings, Less (z) 1.0, and then (B) multiplying the resulting product by two
(2), then adding   % of the Maximum Bonus; provided, however, that in no event shall the Incentive Compensation for any year exceed the Maximum Bonus.

                                    III. For Example, (A) if Operating Earnings
are 75% of the applicable Target Earnings or less, the Executive's Incentive Compensation for that year would be I (B) if Operating Earnings are 90% of the Applicable Target Earnings, the Executive's Incentive Compensation for that year would be % of the Maximum Bonus, (C) if Operating Earnings are 100% of the Target Earnings, the Executive's Incentive Compensation for that year would be _____% of the Maximum Bonus, (D) if the Operating Earnings are 110% of the Target Earnings, the Executive's Incentive Compensation for that year would be _____% of the Maximum Bonus, and (E) if the Operating Earnings are 120% of the Target Earnings, the Executive's Incentive Compensation for that year would be
limited to      % of the Maximum Bonus.

                           (c) For purposes of this Agreement, the amount of
Incentive Compensation payable with respect to any fiscal year (net of any tax or other amount properly withheld therefrom) shall be paid by the Company to Executive within one hundred twenty (120) days after the end of the fiscal year; provided, however, that any amount paid shall be subject to increase or decrease based upon the results of any audited financial statements, with respect to such year.

         4.       EXPENSES REIMBURSEMENT AND OTHER BENEFITS.

                  4.1 REIMBURSABLE EXPENSES. During the term of the Executive's employment hereunder, the Company, upon the submission of proper substantiation by the Executive, shall reimburse the Executive for all reasonable expenses actual and necessarily paid or incurred by the Executive in the course of and pursuant to the business of the Company.

                  4.2 OTHER BENEFITS. The Executive shall be entitled to participate in all medical and hospitalization, group life insurance, and any and all other plans as are presently and hereinafter provided by the Company to its executives. The Executive shall be entitled to vacations in accordance with the Company's prevailing policy for its executives; provided, however, that in no event may a vacation be taken at a time when to do so could, in the reasonable judgment by the Board, adversely affect the Company's business.





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         5.       TERMINATION.

                  5.1 TERMINATION FOR CAUSE. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder for "Cause" (as defined below in this paragraph 5. 1). Upon any termination pursuant to this termination and the Company shall have no further liability hereunder other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1). For purposes of this Agreement, the term "Cause" shall mean (i) the willful failure or refusal of the Executive to perform the duties or render the services assigned to him from time to time by the Board,
(ii) gross negligence or misconduct by the Executive in the performance of his duties to the Company (iii) the charging or indictment of the Executive in connection with a felony, (iv) the association, directly or indirectly, of the Executive for his profit or financial benefit, with any person, firm, partnership, association, entity or corporation that competes, in any material way, with the Company, (v) the disclosing or using of any material trade secret or confidential information of the Company at any time by the Executive, except as required in connection with his duties to the Company, or (vi) the breach by the Executive of his fiduciary duty or duty of trust to the Company, (vii) any breach or unsatisfactory performance by the Executive of any of the terms or provisions of this Agreement or any other agreement with the Company or any of its subsidiaries (whether written or oral), which is not cured within twenty
(20) business days after the Company gives written notice of such breach or unsatisfactory performance to the Executive.

                  5.2 DISABILITY. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, become unable to perform his duties hereunder for in excess of ninety (90) days in any 12-month period. Upon any termination pursuant to this Section 5.2, the Company shall pay to the Executive any unpaid amounts of his Base Salary and Incentive Compensation accrued through the effective date of termination and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of
Section 4.1).

                  5.3 DEATH. In the event of the death of the Executive during the ten-n of his employment hereunder, the Company shall pay to the estate of the deceased Executive any unpaid amounts of his Base Salary and Incentive Compensation accrued through the date of his death and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expensed incurred prior to the date of the Executive's death, subject, however to the provisions of Section 4.1).

                  5.4 TERMINATION WITHOUT CAUSE. At any time the Company shall have the right to terminate the Executive's employment hereunder by written notice to the Executive; provided, however, that the Company shall (i) pay to the Executive any unpaid Base Salary and Incentive Compensation accrued through the effective date of termination specified in such notice.






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         6.       RESTRICTIVE COVENANTS.

                  6.1 NON-COMPETITION. While employed by the Company and for a period of one year (except that such period shall be six months if Executive's employment is terminated pursuant to Section 5.4 hereof) following later of the date his employment is terminated hereunder or, if applicable, the Severance Date, the Executive shall not, directly or indirectly, engage in or have any interest in sole proprietorship, partnership, corporation or business or any person or entity (whether as an employee officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly engages in competition with the Company in any state, country commonwealth, territory or other place in which the Company sells its products (it being agreed that for all purposes of this Section 6, "the Company" shall include all of its subsidiaries).

                  6.2 NONDISCLOSURE. The Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential information pertaining to the business of the Company. Any confidential information or data now known or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not limited to, information concerning the Company's financial condition, prospects, customers, source of leads, methods of doing business, and the manner of design, manufacture, financing, marketing and distribution of the Company's products) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all such information.

                  6.3 NONSOLICITATION OF EMPLOYEES AND CUSTOMERS. While employed by the Company and for a period of three years (except that the period with respect to the prohibitions in clause (ii) hereof shall be six months if Executive's employment is terminated pursuant to Section 5.4 hereof) following the later of the date his employment is terminated hereunder or, if applicable, the Severance Date, the Executive shall not , directly or indirectly, for himself or for any person, firm, corporation, partnership, association or other entity, (i) attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (ii) call on or solicit any of the actual or targeted prospective customers or clients of the Company, nor shall the Executive make known the names and address of such customers or any information relating in any manner to the Company's trade or business relationships with such customers.

                  6.4 BOOKS AND RECORDS. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.

         7. INJUNCTION. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in
Section 6 of this Agreement will



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cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to and injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Section 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

         8. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama.

         9. ENTIRE AGREEMENT. This agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon the commencement of the Term of this Agreement, shall supersede all prior arrangements, understandings, both oral and written, between the Executive and the Company or the Predecessor (or any of their respective affiliates) with respect to such subject matter, including the Executive's Employment Agreement
with the Predecessor dated                           (the "Prior Employment
Agreement"). Except for the obligation to pay all accrued but unpaid salary and other compensation due the Executive under the Prior Employment Agreement through the commencement of the Term of this Agreement all such prior agreements (including the Prior Employment Agreement), understandings and arrangements for the provisions of services by the Executive to the Predecessor or the Company and the compensation of the Executive in any form shall automatically terminate upon the commencement of the Initial Term of this Agreement, and each party shall thereupon and thereby, without any further action, release and forever discharge the other (and the other's affiliates) from any and all such prior agreements, understandings or arrangements. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

         10. NOTICES.

         Any notice required or permitted to be given hereunder shall be deemed given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, (i) if to the Company, to the address of the Company's principal offices in Birmingham, Alabama (with a copy to Trivest, Inc., 2665 South Bayshore Drive, Eighth Floor, Miami Florida 33133, Attention: Peter W. Klein, Vice President and General Counsel), and (ii) if to the Executive, to his address as reflected on the payroll to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.

         11. BENEFITS, BINDING EFFECT. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representative, legal representations, successors and where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise: provided, however that the Executive shall not delegate his employment obligations hereunder, or any portion thereof, to any other person.






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         12. SEVERABILITY. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or section contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or areas which would cure such invalidity.

         13. WAIVERS. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

         14. DAMAGES. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or for the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court cost and attorney's fees of the other.

         15. SECTION HEADINGS. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         16. NO THIRD PARTY BENEFICIARY. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                             WINSTON FURNITURE COMPANY


                             By: /s/ Steve Hess
                                 -------------------------------------
                                 Steve Hess
                                 President and Chief Executive Officer















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                             Executive



                             /s/ Peter Villella
                             --------------------------------------
                             Peter Villella
                             Vice President Sales & Marketing
                             Tropicraft



                             /s/ SH, PV Tropic Craft



                           [NOTARIAL ACKNOWLEDGEMENT]

6/27/98                      /s/ Judith C. Cooke                    Comm. Exp.
Personally Known             --------------------------             4/6/02
                                 Ocala, Florida
                                 Marion County







































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